Exhibit 99.1

GREIF, INC. REPORTS THIRD QUARTER RESULTS

DELAWARE, Ohio (September 10, 2003) – Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging with niche businesses in paper, corrugated packaging and timber, today announced results for the third quarter ended July 31, 2003. Net income before restructuring charges, debt extinguishment charge and timberland gains was $12.5 million compared with $10.0 million for the third quarter of last year. Earnings per share before restructuring charges, debt extinguishment charge and timberland gains were $0.45 versus $0.35 per Class A share and $0.67 versus $0.53 per Class B share for the third quarter of 2003 and 2002, respectively.

Including restructuring charges, debt extinguishment charge and timberland gains, the Company reported net income of $3.0 million, or $0.11 per Class A share and $0.16 per Class B share, for the third quarter of 2003 versus $8.0 million, or $0.28 per Class A share and $0.42 per Class B share, for the same quarter last year. A reconciliation of the GAAP to non-GAAP results is included in the financial schedules that are part of this release.

Michael J. Gasser, chairman and chief executive officer, stated, “Overall, our third quarter results were in line with expectations. The Industrial Packaging & Services segment delivered solid results, which were incrementally higher than the first two quarters; the Paper, Packaging & Services segment continues to be impacted by low containerboard and corrugated products demand; and the Timber segment’s results were at planned levels. The sluggish industrial economy impacted our businesses in the third quarter of 2003, and we expect a continuation of these conditions in the fourth quarter.”

Mr. Gasser continued, “The performance improvement plan, which was initiated earlier this year, has begun to achieve cost savings in excess of our original expectations. As a result of these initiatives, we are well positioned to earn our cost of capital in weak economic environments and produce a positive spread and superior returns when the economy is strong.”

Consolidated Results

Net sales rose 4% to $451.7 million for the third quarter of 2003 from $435.1 million last year. Excluding the impact of foreign currency translation, net sales were 2% lower for the quarter, primarily due to reduced sales volumes in Paper, Packaging & Services.

Gross profit was $81.5 million, or 18.1% of net sales, for the third quarter of 2003 versus $90.4 million, or 20.8% of net sales, for the third quarter of 2002. The principal factors impacting the comparison were higher costs for raw materials in Industrial Packaging & Services; lower absorption of fixed costs in Paper, Packaging & Services; and lower planned timber sales.

Selling, general and administrative (“SG&A”) expenses declined to $50.7 million, or 11.2% of net sales, for the third quarter of 2003 from $64.6 million, or 14.8% of net sales, for the same period a year ago. The decline in SG&A expenses was primarily attributable to the Company’s previously announced performance improvement plan.

Operating profit, before restructuring charges of $16.6 million, increased 19% to $30.8 million for the third quarter of 2003 compared with $25.8 million for the same period last year. The 2003 restructuring charges were due to the performance improvement plan. Including these restructuring charges, operating profit was $14.2 million for the third quarter of this year compared with $25.8 million last year.

Business Group Results

Industrial Packaging & Services

Net sales rose 8% to $370.4 million for the third quarter of 2003 from $342.3 million for the same period last year. On a consolidated basis, net sales increased 1% after excluding the impact of foreign currency translation. Sales volumes were generally higher outside of North America, whereas sales volumes in North America have declined because of decreased demand in the markets served.

Operating profit rose to $26.3 million, before restructuring charges of $11.4 million, for the third quarter of 2003 from $16.6 million a year ago. Higher raw material costs, especially outside of North America, have caused gross profit margins to tighten. However, cost reduction initiatives continue to be implemented to rationalize costs and improve operating efficiencies. The segment’s SG&A expenses are beginning to reflect the savings resulting from these initiatives.

Paper, Packaging & Services

Net sales declined 11% to $74.5 million for the third quarter of 2003 from $84.0 million for the third quarter of 2002 due to continuation of soft market conditions, especially in the Company’s containerboard and converting operations, which resulted in lower volumes. Overall market conditions for this segment have not improved materially this year, and are expected to reflect only modest improvement in the coming months.

The third quarter of 2003 operating loss was $0.1 million, before restructuring charges of $5.1 million, compared with operating profit of $3.2 million a year ago. This reduction was primarily due to a lower gross profit margin for the segment, which was caused by lower sales volumes without a corresponding reduction in fixed costs. The decline in gross profit was partially offset by lower SG&A expenses in the third quarter of 2003 compared with the same quarter last year.

Timber

Timber sales were $6.9 million for the third quarter of 2003 compared with $8.9 million for the third quarter last year. The third quarter timber sales are consistent with budgeted levels. As a result of the lower sales, operating profit was $4.6 million, before restructuring charges of $0.1 million, for the third quarter of 2003 versus $6.0 million a year ago.

The gain on sale of timberland, which is not included in operating profit, was $2.5 million in the third quarter of 2003 compared with $1.1 million in the same period last year. This increase was primarily due to the sale of certain development properties located in Alabama.

Performance Improvement Plan

The performance improvement plan is expected to enhance long-term organic sales growth and productivity, and achieve permanent cost reductions. Based upon further analysis, the Company has identified additional productivity improvement and operational streamlining opportunities. It is anticipated that annual cost savings exceeding the initial target of $50 million will be realized in 2004, and there will be additional benefits and related restructuring charges from this performance improvement plan in 2004.

As a result of the performance improvement plan, the Company has already recognized $35.6 million in restructuring charges, which primarily relate to employee separation costs, disposal of facilities and equipment, and other costs. The Company expects to incur approximately $50 million in restructuring charges during 2003.

Financing Arrangements

Total debt outstanding was $652 million at July 31, 2003 compared with $673 million at July 31, 2002. Total debt to total capitalization was 54% at July 31, 2003 and 2002.

Interest expense decreased to $12.9 million for the third quarter of 2003 as compared to $13.9 million in the same period last year due to lower average interest rates on the Company’s debt, coupled with lower average debt outstanding. In the third quarter of 2002, a $4.4 million debt extinguishment charge was recorded as a result of debt refinancing activities.

Capital Expenditures

Capital expenditures were $35.9 million, excluding timberland purchases of $4.1 million, for the nine months ended July 31, 2003 compared with $29.9 million, excluding timberland purchases of $8.9 million, for the nine months ended July 31, 2002. The Company anticipates that capital expenditures will be $55 million to $60 million for 2003, which is approximately $20 million to $25 million below its depreciation expense.

Company Outlook

For the fourth quarter, the Company projects further progress and solid performance in Industrial Packaging & Services and achievement of Timber results as budgeted. The Company is cautious about the improvement potential in Paper, Packaging & Services due to the prolonged weakness in this segment. Realized savings from the performance improvement plan are expected to offset a substantial portion of a possible shortfall.

Conference Call

The Company will host a conference call to discuss its third quarter results on Thursday, September 11, 2003 at 10:00 a.m. ET at (800) 895-7761. A replay of the call will be available on the Company’s website.

About Greif

Greif is a world leader in industrial packaging products and services. The Company provides extensive experience in steel, plastic, fibre, corrugated and multiwall containers for a wide range of industries. Greif also produces containerboard and manages timber properties in North America. Greif is strategically positioned in more than 40 countries to serve multinational as well as regional customers. Additional information is on the Company’s website at www.greif.com.

Forward-Looking Statements

All statements other than statements of historical facts included in this news release, including, without limitation, statements regarding the Company’s future financial position, business strategy, budgets, projected costs, goals and plans and objectives of management for future operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. All forward-looking statements made in this news release are based on information presently available to management. Although the Company believes that the expectations reflected in forward-looking statements have a reasonable basis, the Company can give no assurance that these expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. Such risks and uncertainties that might cause a difference include, but are not limited to: general economic and business conditions, including a prolonged or substantial economic downturn; changing trends and demands in the industries in which the Company competes, including industry over-capacity; industry competition; the continuing consolidation of the Company’s customer base for its paper and packaging products; political instability in those foreign countries where the Company manufactures and sells its products; foreign currency fluctuations and devaluations; availability and costs of raw materials for the manufacture of the Company’s products, particularly steel and resin, and price fluctuations in energy costs; costs associated with litigation or claims against the Company pertaining to environmental, safety and health, product liability and other matters; work stoppages and other labor relations matters; the frequency and volume of sales of the Company’s timber and timberland; and the deviation of actual results from the estimates and/or assumptions used by the Company in the application of its significant accounting policies. These and other risks and uncertainties that could materially affect the Company’s consolidated financial results are further discussed in our filings with the Securities and Exchange Commission, including its Form 10-K for the year ended October 31, 2002. The Company assumes no obligation to update any forward-looking statements.

GREIF, INC. AND SUBSIDIARY COMPANIES CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) (Dollars in thousands, except per share amounts)
	Three months ended July 31,		Nine months ended July 31,
	2003	2002	2003	2002
Net sales	$451,740	$435,148	$1,261,726	$1,197,251
Cost of products sold	370,194	344,767	1,038,813	957,465

Gross profit	81,546	90,381	222,913	239,786
Selling, general and administrative expenses	50,746	64,591	162,748	187,774
Restructuring charges	16,580	—	35,568	—

Operating profit	14,220	25,790	24,597	52,012
Interest expense, net	12,933	13,854	41,103	40,949
Debt extinguishment charge	—	4,390	—	4,390
Gain on sale of timberland	2,514	1,127	4,478	9,677
Other income (expense), net	(1,386)	659	431	4,696

Income (loss) before income tax expense (benefit) and equity in earnings of affiliates and minority interests	2,415	9,332	(11,597)	21,046
Income tax expense (benefit)	773	3,360	(3,711)	7,577
Equity in earnings of affiliates and minority interests	1,338	1,979	5,169	5,204

Income (loss) before cumulative effect of change in accounting principle	2,980	7,951	(2,717)	18,673
Cumulative effect of change in accounting principle	—	—	4,822	—

Net income	$2,980	$7,951	$2,105	$18,673

Basic earnings (loss) per share:
Class A Common Stock (before cumulative effect)	$0.11	$0.28	$(0.09)	$0.67
Class A Common Stock (after cumulative effect)	$0.11	$0.28	$0.08	$0.67
Class B Common Stock (before cumulative effect)	$0.16	$0.42	$(0.15)	$0.99
Class B Common Stock (after cumulative effect)	$0.16	$0.42	$0.11	$0.99
Diluted earnings (loss) per share:
Class A Common Stock (before cumulative effect)	$0.11	$0.28	$(0.09)	$0.66
Class A Common Stock (after cumulative effect)	$0.11	$0.28	$0.08	$0.66
Class B Common Stock (before cumulative effect)	$0.16	$0.42	$(0.15)	$0.99
Class B Common Stock (after cumulative effect)	$0.16	$0.42	$0.11	$0.99

GREIF, INC. AND SUBSIDIARY COMPANIES

SEGMENT DATA

(UNAUDITED)

(Dollars in thousands)

	Three months ended July 31,		Nine months ended July 31,
	2003	2002	2003	2002
Net Sales
Industrial Packaging & Services	$370,399	$342,254	$1,016,934	$927,538
Paper, Packaging & Services	74,482	83,964	224,438	239,694
Timber	6,859	8,930	20,354	30,019

Total	$451,740	$435,148	$1,261,726	$1,197,251

Operating Profit
Industrial Packaging & Services	$26,327	$16,585	$43,479	$19,337
Paper, Packaging & Services	(124)	3,165	2,410	10,622
Timber	4,597	6,040	14,276	22,053

Operating profit before restructuring charges	30,800	25,790	60,165	52,012

Restructuring charges:
Industrial Packaging & Services	11,365	—	26,565	—
Paper, Packaging & Services	5,124	—	8,821	—
Timber	91	—	182	—

Total restructuring charges	16,580	—	35,568	—

Total	$14,220	$25,790	$24,597	$52,012

Depreciation, Depletion and Amortization Expense
Industrial Packaging & Services	$15,571	$19,258	$47,528	$54,859
Paper, Packaging & Services	6,022	5,809	16,800	17,102
Timber	648	1,236	1,441	2,935

Total	$22,241	$26,303	$65,769	$74,896

GREIF, INC. AND SUBSIDIARY COMPANIES

GEOGRAPHIC DATA

(UNAUDITED)

(Dollars in thousands)

	Three months ended July 31,		Nine months ended July 31,
	2003	2002	2003	2002
Net Sales
North America	$238,587	$258,448	$702,125	$727,359
Europe	148,265	120,287	384,993	308,978
Other	64,888	56,413	174,608	160,914

Total	$451,740	$435,148	$1,261,726	$1,197,251

Operating Profit
North America	$14,395	$12,125	$26,699	$25,638
Europe	11,896	8,651	23,373	16,234
Other	4,509	5,014	10,093	10,140

Operating profit before restructuring charges	30,800	25,790	60,165	52,012
Restructuring charges	16,580	—	35,568	—

Total	$14,220	$25,790	$24,597	$52,012

GREIF, INC. AND SUBSIDIARY COMPANIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	July 31, 2003	October 31, 2002
	(UNAUDITED)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$21,485	$25,396
Trade accounts receivable	281,752	265,110
Inventories	154,956	144,320
Other current assets	61,869	74,995

	520,062	509,821

LONG-TERM ASSETS
Goodwill	239,020	232,577
Intangible assets	25,319	28,999
Other long-term assets	198,811	194,880

	463,150	456,456

PROPERTIES, PLANTS AND EQUIPMENT	792,560	792,018

	$1,775,772	$1,758,295

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$151,063	$133,585
Short-term borrowings	24,617	20,005
Current portion of long-term debt	3,000	3,000
Other current liabilities	128,299	124,982

	306,979	281,572

LONG-TERM LIABILITIES
Long-term debt	624,480	629,982
Other long-term liabilities	278,932	276,267

	903,412	906,249

MINORITY INTEREST	1,699	1,345

SHAREHOLDERS’ EQUITY	563,682	569,129

	$1,775,772	$1,758,295

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share amounts)

	Three months ended July 31, 2003
		Per Share Amounts*
		Class A	Class B
GAAP—operating profit	$14,220
Restructuring charges	16,580

Non-GAAP—operating profit before restructuring charges	$30,800

GAAP—net income	$2,980	$0.11	$0.16
Restructuring charges, net of tax	11,274	0.40	0.60
Timberland gains, net of tax	(1,710)	(0.06)	(0.09)

Non-GAAP—net income before restructuring charges and timberland gains	$12,544	$0.45	$0.67

	Three months ended July 31, 2002
		Per Share Amounts*
		Class A	Class B
GAAP—operating profit	$25,790
Restructuring charges	—

Non-GAAP—operating profit before restructuring charges	$25,790

GAAP—net income	$7,951	$0.28	$0.42
Debt extinguishment charge, net of tax	2,810	0.10	0.15
Timberland gains, net of tax	(721)	(0.03)	(0.04)

Non-GAAP—net income before debt extinguishment charge and timberland gains	$10,040	$0.35	$0.53

*	Basic and diluted